Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, CA 94304

November 4, 2009

Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Atheros Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Registration No. 333-162321) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares of Common Stock, $0.0005 par value per share, of the Company (the “Shares”), to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of September 8, 2009, by and among the Company, Iceman Acquisition One Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company, Iceman Acquisition Two LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, and Intellon Corporation, a Delaware corporation (the “Merger Agreement”), which Merger Agreement is described in the Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. On the basis of the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP